JOHNSON, MILLER & CO.
    Certified Public Accountants
    A Professional Corporation

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors
    Zearl T. Young, Inc.
    Hobbs, New Mexico

We have audited the accompanying balance sheets of Zearl T. Young, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the 'financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zearl T. Young, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As explained in NOTE A to the financial statements, for the year ending December 31, 1994, the Company has changed accounting methods for determining the cost of inventory, from the retail method to the first-in first-out. The Company has determined that this change will more accurately match revenues with expenses and we agree with this conclusion.

As explained in NOTE B to the financial statements, on May 14,,1993, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Mexico and emerged from the reorganization proceedings on August 11, 1993, with a Bankruptcy Court approved plan of reorganization. Also as reported in the financial statements and explained in NOTE B to the financial statements, the Company is required to comply with the provisions of the plan of reorganization and certain restrictive covenants of notes payable and security agreements.

225 E. Bender - P.O. Drawer 220 - Hobbs, New Mexico 88241 - (505) 393-2171 -
FAX (505) 397-4301

--------------------------------------------------------------

As explained in NOTE B to the financial statements, on December 31, 1994 the Company, as a result of restructuring, underwent a quasi -reorganization. In connection therewith, certain assets and liabilities were revalued.

Hobbs, New Mexico                                   /s/ Johnson, Miller & Co.
April 28, 1995 (except for
NOTE H, as to which the
date is July 17, 1995)

                     ZEARL T. YOUNG, INC.

                        BALANCE SHEETS

                         DECEMBER 31,

                            ASSETS
                          -----------

                                                1994              1993
                                                -------           -------
CURRENT ASSETS
   Cash                                         $    99,759       $     -
   Receivables (NOTES C AND H)                    5,413,357         5,610,407
   Inventories at cost (NOTES A AND H)            1,637,910         2,551,157
   Investment in cooperative securities (NOTE G)      6,335             -
   Prepaid expenses                                 319,113            22,278
                                                 ----------        ----------
     Total current assets                         7,476,474         8,183,842
                                                 ----------        ----------
PROPERTY AND EQUIPMENT (NOTES F AND H)              404,201           373,512
                                                 ----------        ----------
DEFERRED TAX BENEFIT (NOTES D AND J)                 60,152            60,152
                                                 ----------        ----------
OTHER ASSETS
   Non-current portion of financing contracts
    receivable (NOTES E AND H)                    2,538,124         2,655,190
   Cash value of life insurance, net of policy
    loans of $765,658 in 1994 and $493,749
    in 1993 (face value of approximately
    $7,600,000) (NOTE H)                             94,576           119,257
   Other assets                                           -             2,679
                                                  ---------         ---------
                                                  2,632,700         2,777,126
                                                  ---------         ---------
                                                $10,573,527       $11,394,632
                                                  =========         =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Bank overdraft                                $         -       $    71,727
  Trade accounts payable                            655,080           299,247
  Other liabilities                                 158,205           260,854
  Notes payable and current portion
    of long-term debt (NOTE H)                      107,999           269,107
  Accrued interest                                   88,407            95,918
                                                 ----------        ----------
     Total current liabilities                    1,009,691           996,853
LONG-TERM DEBT (NOTE H)                           8,233,499         9,742,662
STOCKHOLDERS' EQUITY                              1,330,337           655,117
                                                 ----------        ----------
                                                $10,573,527       $11,394,632
                                                 ==========        ==========

    The accompanying notes are an integral part of the financial statements.

                             ZEARL T. YOUNG, INC.

                           STATEMENTS OF OPERATIONS

                            YEAR ENDED DECEMBER 31,

                                                  1994             1993
                                                  -------          -------
SALES                                             $ 7,280,566      $ 9,295,040
COST OF SALES                                       4,543,274        6,845,112
   Gross profit                                     2,737,292        2,449,928
FINANCING INCOME                                    2,024,464        2,099,705
                                                  -----------      -----------
                                                    4,761,756        4,549,633
                                                  -----------      -----------

SELLING EXPENSES                                    1,233,039        l,535,382
GENERAL AND ADMINISTRATIVE EXPENSES
 (including interest of $813,135 for 1994
 and $731,477 for 1993; and depreciation
 of $97,078 for 1994 and $69,690 for 1993)          3,391,239        4,200,345
                                                  -----------      ------------
                                                    4,624,278        5,735,727
                                                  -----------      -----------
   Earnings (loss) from operations                    137,478       (1,186,094)

OTHER LOSS AND EXPENSE
   Legal and professional expenses of bankruptcy
    reorganization (NOTE D)                              -            (445,882)
                                                  -----------      ------------
   Net earnings (loss) before income taxes        $   137,478     $ (1,631,976)

INCOME TAXES (NOTE J)                                    -        $     60,152
                                                  -----------      -----------
   Net earnings (loss)                            $   137,478     $ (1,571,824)
                                                  ===========      ============

EARNINGS (LOSS) PER COMMON SHARE (NOTE N)        $      68.74     $   (1027.00)
                                                  ===========      ============


     The accompanying notes are an integral part of the financial statements.

          NO PAR
      PREFERRED STOCK
------------------------------
Number                              Retained             Total
of                     Paid-in      Earnings             Stockholders'
Shares     Amount      Capital      (Deficit)            Equity
-------    --------    --------     -----------          -----------

   -       $    -      $1,061,269   $1,062,754           $2,245,023
   -            -          -           121,000               -
   -            -          -              -                 100,000
1,000,000    400,000     (400,000)        -                  -
   -            -          -          (118,082)            (118,082)
   -            -          -        (1,571,824)          (1,571,824)
1,000,000    400,000      661,269     (506,152)             655,117
   -            -          -              -               1,128,370
   -            -        (590,628)        -                (590,628)

   -        (400,000)     400,000         -                   -

   -            -        (368,674)     368,674                -
   -            -          -           137,478              137,478
---------   ---------    ---------     ---------          -----------
1,000,000   $   -        $ 101,967     $  -               $ 1,330,337
=========   ========     =========     =========          ===========

                        ZEARL T. YOUNG, INC.

                      STATEMENTS OF CASH FLOWS

                       YEAR ENDED DECEMBER 31,

                                                 1994              1993
                                                 ------            ------
CASH FLOWS FROM OPERATING ACTIVITIES (NOTE L)
   Cash received from customers                  $  9,145,477      $ 11,869,303
   Cash paid to suppliers and employees            (8,691,341)      (10,753,669)
   Interest paid                                     (820,646)         (614,139)
                                                  ------------      ----------
                                                     (366,510)          501,495
                                                  ------------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                              (112,085)         (255,918)
                                                  ------------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Stockholder distributions                             -             (115,082)
   Cash received from additional borrowings         2,904,561           378,329
   Cash paid to reduce debt                        (2,326,207)         (508,824)
                                                   ------------      -----------
                                                      578,354          (245,577)
                                                   ------------      ----------

NET (DECREASE) IN CASH AND CASH EQUIVALENTS            99,759              -

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR            -                -
                                                    -----------      -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR            $  99,759        $     -
                                                    ===========      ==========

Noncash investing and financing activities:

As a result of the Bankruptcy Court's approved plan of reorganization, the Company transacted the following noncash activities during the year ended December 31, 1993:

Issued notes payable and long-term debt of $1,890,638, net of the investment in cooperative securities of $367,384, as payment of accounts payable, leases and accrued interest of $2,222,095 with a gain on debt forgiveness of $35,927,

Issued a note payable in payment of a capital lease of $104,819.

Issued common stock to reduce accrued professional fees of $100,000,

Issued preferred stock to the former stockholders of the Company in the amount of $400,000, and canceled $121,000 of $100 par common stock.

The Company transacted the following noncash activities during 1994:

Restructured long-term debt which resulted in debt reduction of $2,320,352, issuance of preferred stock of $1,128,370, and a gain on debt forgiveness of $1,191,982 (NOTE B).

    The accompanying notes are an integral part of the financial statements.

                           ZEARL T. YOUNG, INC.

                       NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1994 AND 1993

NOTE A - SUMMARY OF ACCOUNTING POLICIES
         ------------------------------

    This summary of significant accounting policies of Zearl T. Young, Inc. (the Company) is presented to assist in understanding the Company's financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Inventories
------------

    As of December 31, 1994, the Company changed its method of determining the cost of merchandise inventory from the retail inventory method to the lower of cost (first-in, first-out) or market. The Company believes that with the implementation of a new inventory management system, the use of the first-in, first-out method results in A better matching of costs and revenues.

    The cumulative effect of the change in this accounting method on prior years is not determinable because the detailed information required to make the calculation is not readily available from the Company's accounting records.

Depreciation
-------------

    Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight line method of depreciation is utilized for substantially all assets for financial reporting, but accelerated methods are used for income tax reporting. The estimated lives used in determining depreciation are:

    Buildings and improvements          30 years
    Furniture, fixtures and equipment   5-15 years
    Automobiles                         3-7 years

Investment in life insurance
----------------------------

The Company's investment in corporate owned life insurance policies is reported net of policy loans. The net life insurance expense, including interest expense, is included in General and Administrative Expenses in the Statements of Operations.

NOTE B - BANKRUPTCY AND QUASI-REORGANIZATION
         -----------------------------------
On May 14, 1993, (the petition date), Zearl T. Young, Inc. (the Company), filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (Chapter 11) in the United States Bankruptcy Court for the District of New Mexico (the Bankruptcy Court). The Company emerged from the bankruptcy reorganization on August 11, 1993, with a Bankruptcy Court approved plan of reorganization (the Plan). The voluntary reorganization under Chapter 11 was a continuation of the Company's restructuring of the Company's business and finances initiated by management in 1992. During 1992, the Company liquidated over two million dollars of obsolete inventory and closed an unprofitable clothing store. Management also eliminated a significant amount of the remaining obsolete inventory contributing to its net loss in 1993 and closed another unprofitable store in 1993. Inventory levels were reduced to $2,551,157 at December 31, 1993, from $4,055,460 at December 31, 1992.

                          ZEARL T. YOUNG, INC.

                     NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1994 AND 1993

NOTE B - BANKRUPTCY AND QUASI-REORGANIZATION (continued)
         -----------------------------------------------

During 1993, in addition to liquidating inventory, management attempted to extend and restructure its secured debt. When unable to extend or restructure the debt, management filed for reorganization and included in the Plan, the sale of the Company's common-stock to new owners and the restructuring of debt as described below.

During 1993, the Company issued approximately $1.9 million in notes payable which are to be paid over various terms through the year 2001 in settlement of pre-petition amounts due to pre-petition unsecured creditors (NOTE H). The Company also restructured its bank notes and financing agreement which are to be paid through 1998 (NOTE H). The restructured agreement and notes contained certain restrictive covenants with which the Company must comply.

Under the Plan, all shares of existing common stock were canceled. The Company amended its articles of incorporation and issued 2,000 shares of common stock to the corporation purchasing the Company and 1,000,000 shares of redeemable preferred stock to previously existing stockholders in accordance with the Plan (NOTE 0).

As of December 31, 1994 the Company underwent a quasi -reorganization. A quasi-reorganization is an elective accounting procedure (not requiring shareholder approval in New Mexico) intended to restate assets and liabilities to current values and eliminate any accumulated deficit in retained earnings.

Accordingly, the various debt and preferred stock settlements and asset valuation adjustments that occurred during 1994 have been reported as direct stockholders' equity transactions, rather than as results of operations, and the Company's accumulated deficit as of December 31, 1994 has been eliminated against paid-in capital. The book value for property and equipment is considered to be current value and no valuation adjustment has been made.

The impact of the quasi -reorganization on stockholders' equity of the settlements and reorganization transactions described above was as follows:

1.  Bank debt settlement
    Debt before settlement                                 $ 2,044,298
    Cash settlement                                          (750,000)
    Series B preferred stock issued, 40,000 shares (NOTE 0)  (200,000)
                                                            -----------
                                                                      $1,094,298
2.  Settlement on debt to pre-petition creditors
    Debt before settlement                                  1,314,692
    Cash settlement                                           (22,690)
    Series B preferred stock issued, 185,764 shares (NOTE 0) (928,370)
    Debt after settlement                                    (265,948)
                                                            ----------
                                                                          97,684

                                ZEARL T. YOUNG, INC.

                          NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1994 AND 1993

NOTE B - BANKRUPTCY AND QUASI-REORGANIZATION (continued)
         -----------------------------------------------

3. Adjustment of assets to current value
   Receivables                                            (468,178)
   Inventories                                          (1,314,432)
                                                       ------------
                                                                     (1,782,610)
                                                                     -----------
                                                                  $   (590,628)
                                                                      ----------

Since the Company has emerged from the bankruptcy reorganization the financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the ordinary course of business. The appropriateness of using the going concern basis depends on, among other things, compliance with all requirements in the Plan, future profitable operations, the ability to comply with the restrictive covenants in the restructured debt and the ability to generate sufficient cash from operations and financing sources to purchase inventory and meet obligations.

NOTE C - RECEIVABLES
         -----------

The Company's revenue and receivables are from retail sales to customers within the Lea County, New Mexico trade area through several retail outlets selling a variety of merchandise and services.

                                                        December 31,
                                                        ------------
Receivables consist of:                              1994         1993
                                                     -----        -----
Open trade accounts (NOTE M)                         $  154,249   $    90,087
Employees' accounts                                     190,859       220,939
                                                     ----------   -----------
                                                        345,108       311,026
Less allowance for doubtful receivables                  (8,000)     (11,000)
                                                     ----------   -----------
                                                        337,108       300,026
Current portion of financing contracts
 receivable (NOTE E)                                  5,076,249     5,310,381
                                                     ----------   -----------
                                                     $5,413,357    $5,610,407
                                                     ==========   ===========

NOTE D - INCOME TAXES
         ------------

Through September 30, 1993, income taxes on net earnings were payable personally by the stockholders pursuant to an election under Subchapter S of the Internal Revenue Code not to have the Company taxed as a corporation. Accordingly, no provision was required or was made for federal or state income taxes from January 1, 1993, through September 30, 1993.

From September 30, 1993, through December 31, 1993, and for the year ended December 31, 1994, the Company provided for income taxes based on income reported for financial statement purposes.

                        ZEARL T. YOUNG, INC.

                   NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1994 AND 1993

NOTE D - INCOME TAXES (continued)
         ------------------------

The Company became a C Corporation on September 30, 1993. The 1993 loss of $1,631,976 includes $445,882 of bankruptcy reorganization costs which is not a deductible expense under the Internal Revenue Code. As a result, the income tax net operating loss of $1,186,095 is to be divided between the period before and after September 30, 1993. The income tax loss for the period prior to September 30, 1993, is allocable to the shareholders. The income tax loss from September 30, 1993, through December 31, 1993, is allocable to the Corporation. This portion of the net operating loss is available to be carried forward to offset future earnings and will expire in the year 2008 if not utilized. The estimated deferred income tax benefit of $60,152 from utilization of this carryforward is reported as an asset on the balance sheet as of December 31, 1993.

As of December 31, 1994, the Company has a net operating loss of approximately $700,000 which will expire in the year 2009 if not utilized. The estimated deferred income tax benefit net of a valuation allowance for doubtful realization, consists of:

                                                        December 31,
                                                        -----------
                                                      1994       1993
                                                      ----       ----
Benefit                                               $140,000   $ 60,152
Valuation allowance                                    (79,848)     -
                                                      --------   --------
                                                      $ 60,152   $ 60,152
                                                      ========   ========

NOTE E - FINANCING CONTRACTS RECEIVABLE
         ------------------------------

The Company finances customer purchases on various terms not exceeding 36 months. Interest charged varies and is currently 21%. There were 11,399 customer contracts outstanding at December 31, 1994, and 12,077 customer contracts outstanding at December 31, 1993. The contracts are secured by furniture, appliances or other consumer products purchased. The balances consist of:

                                                           December 31,
                                                           ------------
                                                      1994          1993
                                                      ----          ----
Financing contracts                                   $ 9,466,491   $ 9,830,072
Less unearned finance and insurance charges            (1,568,118)   (1,520,501)
                                                      ------------  -----------
                                                        7,898,373     8,309,571
Less allowance for doubtful collection                   (284,000)     (344,000)
                                                      ------------  -----------
                                                      $ 7,614,373   $ 7,965,571
                                                      ============  ============
Current portion                                       $ 5,076,249   $ 5,310,381
Noncurrent portion                                      2,538,124     2,655,190
                                                      -----------   -----------
                                                      $ 7,614,373   $ 7,965,571
                                                      ===========   ===========

                          ZEARL T. YOUNG, INC.

                     NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1994 AND 1993

NOTE F - PROPERTY AND EQUIPMENT
         ----------------------

Property and equipment are reported at cost less accumulated depreciation as follows:


                                                       December 31,
                                                       -----------
                                                    1994         1993
                                                    ----         ----
Buildings                                           $    50,000  $    50,000
Equipment                                               483,093      450,384
Furniture and fixtures                                  300,007      299,747
Automobiles                                             223,507      223,507
Leasehold improvements                                  169,300       90,184
                                                     ----------  -----------
                                                      1,225,907    1,113,822
Less accumulated depreciation                          (821,706)    (740,310)
                                                     ----------  -----------
                                                      $ 404,201  $   373,512
                                                     ==========  ===========

Depreciation expense was $97,078 for 1994 and $69,690 for 1993.

NOTE G - INVESTMENT IN COOPERATIVE SECURITIES
         ------------------------------------

The Company does business with a supplier which operates as a cooperative. Under the cooperative structure, purchasers receive restricted stock and notes. The stock and notes are recorded at cost by the Company. The stock is subject to certain buy-sell restrictions. The notes have maturities from 1993 to 1995. During 1993 in accordance with the Company's approved reorganization plan, all stocks and notes from the Cooperative were offset against the debt owed to the Cooperative. The balances are as follows:


                                December 31,1994           December 31, 1993
                                ----------------           -----------------
                          Current  Noncurrent  Total  Current  Noncurrent  Total
                          -------  ----------  -----  -------  ----------  -----
Stock                     $6,335   $   -       $6,335     -         -        -
Notes                        -         -           -      -         -        -
Accrued Interest             -         -           -      -         -        -
                          ------   -------     ------  ------   --------- -----
                          $6,335   $   -       $6,335  $  -     $   -      $  -
                          ======   =======     ======  ======   ========= =====

                              ZEARL T. YOUNG, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1994 AND 1993

NOTE H - LONG TERM DEBT
         --------------

                                                             December 31,
                                                             ------------
                                                           1994        1993
                                                           -----       -----
Revolving note of $10,000,000.00 with a financial
institution, secured by substantially all assets of the
Company, bearing interest at the institution's base rate
plus 2.5%, the available 1oan amount varies on a formula
based upon the amount of eligible contracts receivable;
interest is payable monthly with the principal due December
1996. The loan agreement provides for acceleration of
the maturity of the note and certain other remedies upon
occurrence of an Event of Default. Certain potential Events
of Default as that term is used in the loan agreement have
occurred as of and subsequent to December 31, 1994. As of
July 17, 1995, the lender is aware of these events, has not
accelerated maturity and has agreed to renegotiate the note
with revised Events of Default.                             $7,950,411  $  -

Various unsecured notes payable to pre-petition creditors,
bearing interest at 6.21% or 2.5%, due in quarterly and
annual payments of principal and interest of varying amounts beginning March 15, 1994, with varying balloon payouts due
December 15, 1998. The death benefit of a $451,000 face
value life insurance policy on the life of the majority
preferred stockholder is pledged to partially pay these
notes payable.                                                 265,948   617,087

Note payable to a related party, bearing interest at 11%,
monthly principal payments determined by accounts receivable collections, secured by prior year written-off accounts
receivable.                                                     69,000      -

Note payable, secured by real estate, bearing interest at
6%, due in monthly payments of principal and interest of
$500 through August, 2004.                                      44,211    46,787

Note payable, secured by equipment,, bearing interest at
7.9%, due in monthly payments of principal and interest of
$540 through September, 1995.                                    5,228    10,538

Note payable, secured by equipment, bearing interest at
7.9%, due in monthly payments of principal and interest of
$461 with a final payment due December, 1995.                    4,700    10,134

Unsecured note payable to a related party, bearing interest
at 11%, variable monthly payments.                               2,000       -


                             ZEARL T. YOUNG, INC.

                       NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1994 AND 1993

NOTE H - LONG TERM DEBT (continued)
         --------------------------

                                                              December 31,
                                                              ------------
                                                           1994       1993
                                                           ----       ----
Financing agreement with a consumer receivable financing
company, secured by all receivables, a life insurance policy on Dollie Dimple Young, a second lien on inventory and the
personal guarantees of Zearl T. Young and Dollie Dimple
Young, bearing interest at prime rates plus 2.75%, the
available loan amount varies on a formula based upon the
amount of eligible contracts receivable; interest is payable monthly with the principal due August 11, 1995, with an
option to renew for one year. Certain potential events of
default as that term is used in the loan agreement have
occurred and have been waived by the lender as of December
31, 1993.                                                   -          6,318,622

Bank notes payable, secured by certain mortgages on property in Lea County, New Mexico; all inventory; second lien on all receivables; insurance policies on the lives of two former
officer-stockholders; all common and preferred stock of the
Company; and personal guarantees of three former officer-
stockholders, bearing interest at 6.21%, due in quarterly
payments of principal and interest of $53,720 beginning
February 15, 1994, and a final payment of $1,511,320 due
December 31, 1998. A provision of the loan agreement
requiring principal payments on this note when the inventory borrowing base falls below $3,000,000 has been waived by the
lender as of December 31, 1993.                             -          1,999,591

Unsecured note payable to a large pre-petition creditor,
guaranteed by a majority of the preferred stockholders,
bearing interest at 6.21%, due in monthly payments of
principal and interest of $7,531 beginning March 15, 1994,
through February 15, 2000.                                  -            459,353

Unsecured note payable to a large pre-petition creditor,
bearing interest at 8% which is waived if the Company
purchases in excess of $1,500,000 in merchandise annually,
due in monthly payments of $3,632 beginning March 15, 1994,
through February 15, 2001.                                  -            305,753

Note payable to financing company, bearing interest at
6.21%, due in quarterly payments of principal and interest
of $2,142 beginning March 15, 1994, with a final payment of
$93,752 due December 15, 1998.                              -            103,904

Unsecured note payable to a consumer receivable financing
company, bearing interest at 6.21%, due in monthly payments
of principal and interest of $987 beginning March 15, 1994,
with a final payment of $71,003 due November 15, 1998.                   100,000

                         ZEARL T. YOUNG, INC.

                   NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1994 AND 1993

NOTE H - LONG TERM DEBT (continued)
         --------------------------
                                                          December 31,
                                                          ------------
                                                      1994        1993
                                                      ----        ----

Unsecured note payable to a related party, with
interest of $4,000 due in February, 1994, and
monthly principal payments of $20,000 through
February, 1994.                                        -                  40,000
                                                      ----------  --------------
Less current portion                                    8,341,498     10,011,769
                                                      ----------  --------------
                                                      $ 8,233,499 $    9,742,662
                                                      =========== ==============

Future maturities on these notes are:

For year ending December 31,
         1995                                                     $     107,999
         1996                                                         7,975,496
         1997                                                            26,282
         1998                                                            27,545
         1999                                                            17,983
         Thereafter                                                     186,193
                                                                    ------------
                                                                   $ 8,341,498
                                                                    ============

NOTE I - CAPITAL LEASES
         --------------

The Company leased computer and office equipment under capital leases. The leases were converted to notes payable during 1993 as a result of the bankruptcy reorganization, and are included in NOTE H.

NOTE J - INCOME TAX (EXPENSE) BENEFIT
         ----------------------------

Income tax (expense) benefit consists of:
                                                  Year Ended December 31,
                                                  -----------------------
                                                    1994          1993
                                                    ----          ----
Federal income tax on financial statement income
 at statutory rate                                  $ (48,117)    $  -
State income tax                                       (6,874)       -
Deferred benefit resulting from:
  Income tax reporting of debt forgiveness and
   asset adjustments in 1994                           118,126       -
  1993 net operating loss incurred after
   termination of S election (NOTE D)                    -          60,152
  Adjustment of valuation allowance for
   deferred tax assets                                 (63,135)      -
                                                    -----------   ---------
                                                    $   -          $60,152
                                                    ===========   =========

                           ZEARL T. YOUNG, INC.

                      NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1994 AND 1993

NOTE K - PENSION PLAN
         ------------

The Company sponsors a defined contribution Profit Sharing Plan which covers substantially all of its employees. Employees must be employed full time, must have worked for the Company continuously for six months and must be at least twenty-one years old. Discretionary contributions by the employer to the Plan are decided annually. There were no discretionary contributions for the years ended December 31, 1994 and 1993. The Plan also provides that employees can contribute to the plan by reducing their salary by 3%. These salary reductions resulted in profit sharing contributions of $6,683 in 1994 and $2,674 in 1993. The Plan has received. a favorable determination letter from the Internal Revenue Service.

NOTE L - STATEMENT OF CASH FLOWS
         -----------------------

Cash and cash equivalents include petty cash, bank checking accounts and all highly liquid investments purchased with a maturity of three months or less.

The following reconciles net income (loss) to the cash flows provided from (used by) operating activities reported on the statements of cash flows:

                                                      1994          1993
                                                      -----         -----
NET INCOME (LOSS)                                     $  137,478    $(1,571,824)
Depreciation                                              81,396         69,690
Expense paid by issuance of common stock                   -            100,000
Debt forgiveness income                                    -            (64,988)
Noncash income recognized                                 (6,335)          -

NET CHANGE IN
    Inventories                                         (401,185)     1,504,304
    Accounts receivable                                 (154,062)       343,898
    Other assets                                          27,360        (37,242)
    Prepaid expenses                                    (296,835)       (22,278)
    Accounts payable                                     355,833         28,884
    Other current liabilities                           (102,649)        93,865
    Accrued interest                                      (7,511)       117,338
    Deferred income taxes                                  -            (60,152)
                                                       ----------   -----------

CASH FLOWS PROVIDED FROM (USED BY)
 OPERATING ACTIVITIES                                  $(366,510)      $501,495
                                                       ==========   ============

NOTE M - RELATED PARTY TRANSACTION
         -------------------------

The Company rents all but one of its buildings from Young's Investment Corporation. Young's Investment Corporation is 100% owned by Zearl T. Young who owns 50% of the Series A preferred stock of Zearl T. Young, Inc. The amount of rent was $238,450 for the year ended December 31, 1994, and $164,441 for the year ended December 31, 1993. Zearl T. Young, Inc. also paid certain expenses related to the buildings such as property taxes and repairs and maintenance for the years ended December 31, 1994, and 1993.

The Company also pays management and director fees to companies that are related to the Company through common ownership. These amounts totaled $47,000 in 1994, and $14,000 in 1993.

                         ZEARL T. YOUNG, INC.

                    NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1994 AND 1993

NOTE M - RELATED PARTY TRANSACTION (continued)
         -------------------------------------

During 1994, the Company sold inventory to Young's Rent To Own, a related Company on an open trade account. At December 31, 1994; the balance of the account receivable was $67,809.

NOTE N - EARNINGS (LOSS) PER COMMON SHARE
         --------------------------------

Earnings per common share are based on the weighted average number of common shares outstanding (2,000 in 1994 and 1,530 in 1993).

There were no common stock equivalents or potentially dilutive securities during 1994 or 1993.

NOTE 0 - COMMON AND PREFERRED STOCK
         --------------------------

The Company has three classes of stock; common, no-par preferred (Series A) and $5 par preferred (Series B). Common stock is authorized at 5,000 shares with no par value and 2,000 of those shares are issued and outstanding at December 31, 1994 and 1993.

Series A preferred stock is authorized at 1,000,000 shares with no par value. All of which are issued and outstanding at December 31, 1994. The Series A preferred stock has voting power limited to one advisory director to the Board of Directors; is redeemable at the option of the Board of Directors, pays 5% non-cumulative dividends annually based on an assumed value of $1 per share and has a liquidation preference of 75% of the first $250,000 of the net value of the Company's assets, 60% of the next $250,000 of the net value of the Company's assets and 50% of the remaining net asset value.

The carrying amount of the Series A preferred stock-was reduced to zero at the time of the quasi-reorganization since the Company does not intend to redeem the Series A preferred stock at the $.40 per share as was anticipated prior to the quasi-reorganization.

Series B preferred stock is authorized at 300,000 shares. The Series B preferred stock has no voting rights and the Company is not required at any time or for any reason to redeem this stock. The Series B preferred stock is preferred up to $5 per share in event of liquidation or dissolution before any payments are made to holders of common or Series A preferred stock. The Series B preferred stock is entitled to cumulative dividends of $.25 per share annually. The Series B preferred stock can be converted to common stock only in the event of certain merger transactions and subject to limitations.

No dividends have been declared or paid on the common or preferred stock during the years ended December 31, 1994 and 1993.

NOTE P - SUBSEQUENT EVENT
         ----------------

On February 28, 1995, the common stockholders of Zearl T. Young, Inc. exchanged 100% of the outstanding common stock of Zearl T. Young, Inc. for 80% of the outstanding common stock of Pathfinder Corporation, a Nevada Corporation. As a result of this transaction, Zearl T. Young, Inc. has become a wholly owned subsidiary of Pathfinder Corporation.

                         SUPPLEMENTARY INFORMATION
                         -------------------------

JOHNSON, MILLER & CO.
Certified Public Accountants
A Professional Corporation


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

                         ON SUPPLEMENTARY INFORMATION
                         ----------------------------

The Board of Directors
Zearl T. Young, Inc.
Hobbs, New Mexico

Our audits were conducted for the purpose of forming an opinion on the financial statements of Zearl T. Young, Inc. as of December 31, 1994, and 1993.

The supplementary schedules of selling expenses and general and administrative expenses are presented for purposes of additional analysis and are not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                     /s/Johnson, Miller & Co.

Hobbs, New Mexico
April 28, 1995


225 E. Bender - P.O. Drawer 220 - Hobbs, New Mexico 88241 - (505) 393-2171 -
FAX (505) 397-4301
    Page 50

                             ZEARL T. YOUNG, INC.

                               SELLING EXPENSES

                            YEAR ENDED DECEMBER 31,

                                                   1994          1993
                                                   ----          ----
Salaries - sales                                   $  616,939    $ 758,697
Advertising                                           418,770      428,354
Salaries - warehouse                                  151,278      280,255
Sales and promotion                                    46,052       68,076
                                                    ---------     ----------
                                                   $1,233,039    $ 1,535,382
                                                    =========     ==========

                               ZEARL T. YOUNG, INC.

                      GENERAL AND ADMINISTRATIVE EXPENSES

                             YEAR ENDED DECEMBER 31,


                                                    1994           1993
                                                    ------         -------
Interest expense                                    $   813,135    $    731,477
Salaries - administration                               665,342         489,772
Salaries - general                                      285,212         438,997
Professional fees                                       242,702         399,171
Rent                                                    238,450         164,441
Taxes - payroll                                         139,849         189,517
Utilities                                               114,508         137,730
Depreciation                                             97,078          69,690
Insurance - property and liability                       85,993         167,200
Miscellaneous expense                                    78,853          57,816
Travel and meal expense                                  75,069          53,284
Telephone                                                64,255          69,113
Supplies                                                 58,406          85,896
Bad debts                                                52,369         700,476
Insurance - workers' compensation                        48,702          63,271
Directors and management fees                            47,000          14,000
Gas and oil                                              39,621          49,529
Officers' life insurance                                 36,624          56,463
Postage                                                  31,737          22,770
Insurance - health                                       30,346          39,908
Amortization of loan fees                                23,077             -
Equipment rental                                         21,836          15,947
Bank charges                                             17,501           8,970
Taxes - property                                         12,403          12,981
Temporary labor                                          12,123          62,438
Repairs and maintenance - equipment                       9,119          35,544
Employee expense                                          9,104             -
Computer expense                                          8,203           7,302
Profit sharing                                            6,683           2,674
Repairs and maintenance - buildings                       6,358          22,830

Other taxes and licenses                                  5,352           1,001
Repairs and maintenance - merchandise                     4,640           8,639
Dues and subscription                                     3,970          12,043
Penalties                                                 2,336           1,798
Laundry and uniforms                                      1,878           5,380
Contributions                                             1,405           2,277
                                                     ----------      ----------
                                                     $3,391,239      $4,200,345
                                                     ==========      ==========